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                                                                   EXHIBIT 23(C)

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement on Form S-3 relating to the registration of additional Common Shares of Premier Parks Inc. of our report dated February 14, 1998, with respect to the consolidated financial statements of Six Flags Entertainment Corporation as of December 28, 1997 and December 29, 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 28, 1997, which report appears in the Registration Statement on Form S-3 (No. 333-45859) of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                                               Ernst & Young LLP

New York, New York
March 23, 1998